SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549



FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
July 14, 2003
Pharmaceutical Formulations, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware
0-11274
22-2367644
(State or Other Jurisdiction
(Commission
(IRS Employer
of Incorporation)
File Number)
Identification No.)

460 Plainfield Avenue, Edison, New Jersey  08818
(Address of Principal Executive Offices, including Zip Code)
Registrant's telephone number, including area code:  732-985-7100
N.A.
(Former Name or Former Address, if Changed Since Last Report)


Item 9.  Regulation FD Disclosure

	On July 14, 2003, the Company issued a press release regarding the appointments of certain executive officers.

PHARMACEUTICAL FORMULATIONS, INC. ANNOUNCES APPOINTMENTS OF
JAMES C. INGRAM AS CHAIRMAN AND CHIEF EXECUTIVE OFFICER AND
MICHAEL A. ZEHER AS PRESIDENT AND CHIEF OPERATING OFFICER
EDISON, NJ, July 14, 2003 -- PHARMACEUTICAL FORMULATIONS, INC. (OTC
Bulletin Board: PHFR) ("PFI" or the "Company") announced today the appointments of Dr. James C. Ingram to the position of Chairman of the Board and Chief Executive Officer, and of Mr. Michael A. Zeher to the position of President and Chief Operating Officer, both effective August 4, 2003.
Mr Zeher will be nominated to the Company's Board of Directors.
Dr. Ingram has been the Company's President, Chief Operating Officer and a director of PFI since October 2000. He will remain fully involved in the day-to-day operations of the Company through December 31, 2003, and has indicated his intention to remain as Chairman and Chief Executive Officer until at least March 31, 2006.Dr. Ingram stated, "After our extensive search to find just the right executive to lead PFI in the next stage of its development, it is very gratifying to be able to announce the appointment of as fine a candidateas Mike Zeher. He brings valuable experience in the Global consumer products industry" Mr. Zeher was President and Chief Executive
Officer of Lander Co., Inc., a privately held manufacturer and marketer of personal care products, from 1994-2002. Prior to that, he was Vice President of Sales and Business Development of Johnson & Johnson from
1991-1994 and Director of Sales of Marion Merrell Dow Consumer Products Division from 1989-1991. He remains a member of the respective Boards of Directors of Matrixx Initiatives, Inc. and Winston Weber & Associates
Inc. It is the Company's plan that Mr. Zeher will take over full responsibility for the day-to-day operations of PFI as of January 1, 2004.
ICC Industries Inc. is the holder of approximately 74.5 million shares
(about 87%) of the common stock of PFI. As a majority-owned subsidiary of ICC, PFI enjoys the resources associated with ICC's position as a global leader in the manufacturing, marketing and trading of chemical, plastic and pharmaceutical products. Founded as a trading enterprise in 1952, ICC has expanded its line of business to include manufacturing and production facilities in 23 locations throughout the United States, Europe, Israel, Russia, China and Turkey.

This press release may contain forward-looking information and should be read in conjunction with the Company's Form 10-K and quarterly and periodic reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission.




SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACEUTICAL FORMULATIONS, INC.


By:
/s/ Walter Kreil

Name:  Walter Kreil

Title:   Vice President and Chief Financial
Officer

Dated: July 14, 2003





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